SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

NUMEREX CORP.

(Exact Name of Issuer as Specified in Charter)

Pennsylvania	0-22920	11-2948749
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd, SE, Suite 700

Atlanta, Georgia

(Address of principal executive offices)

30339

(Zip code)

(770) 693-5950

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Numerex Corp. (the “Company”) announced that as of June 3, 2013, Alan Catherall accepted the new role of Executive Vice President of Corporate Development, with responsibility for identifying new merger and acquisition opportunities as well as developing and securing strategic partners. Mr. Catherall had previously served as the Company’s Chief Financial Officer.

(c) On June 3, 2013 the Board of Directors of the Company appointed Richard Flynt, age 53, as the new Chief Financial Officer of the Company. Mr. Flynt previously served as Chief Financial Officer of Immucor, Inc. from December of 2007. Prior to that, Mr. Flynt served as Vice President — Finance with McKesson Corporation beginning in January 2007 after McKesson Corporation acquired Per-Se Technologies, Inc.  Prior to that, Mr. Flynt served as Senior Vice President — Corporate Controller & Chief Accounting Officer with Per-Se Technologies, Inc., a healthcare business services and information technology company, from 2004.  From 1997 to 2004, Mr. Flynt held various financial leadership positions with Exide Technologies, GTS Energy and GNB Technologies. Mr. Flynt is a Certified Public Accountant and has more than 30 years of financial management experience, including 15 years of experience with Ernst & Young LLP from 1982 through 1997.

(e) The Company’s Chief Executive Officer, Stratton Nicolaides, after consulting with members of the Compensation Committee of the Board of Directors of the Company, agreed to the following compensation arrangements with Mr. Flynt: an initial base salary of $300,000; an annual cash incentive award target of 37.5% of base pay, with the actual award amount to be determined at the Compensation Committee’s discretion based on achievement of budgeted revenue, earnings and margin; eligibility to participate in the Company’s 2006 Long-Term Incentive Plan; and an award of 100,000 stock appreciation rights or stock options, at the discretion of the Compensation Committee, and subject to approval by the Board of Directors. Mr. Flynt has not entered into a written employment agreement, and he will serve as an at-will employee.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated June 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUMEREX CORP.

Date: June 5, 2013	/s/ Stratton Nicolaides
Stratton Nicolaides Chief Executive Officer

Exhibit Index

99.1	Press Release, dated June 5, 2013